Exhibit 10.1

Susan St. Ledger

101 2nd Street, Suite 700

San Francisco, CA 94105

February 13, 2025

Dear Susan:

In connection with the ongoing potential acquisition of HashiCorp., Inc. (the “Company”) by IBM (the “Acquisition”), the Company has determined it is necessary to incentivize you to remain employed by the Company through the earlier of (i) the closing of the Acquisition and (ii) April 30, 2025 (the “Projected Separation Date”). In light of this necessity, the Company agrees that should you remain employed by the Company through the Projected Separation Date, the Company will pay you a cash bonus equal to one million, five hundred thousand dollars ($1,500,000.00) (the “Transaction Bonus”).

The Transaction Bonus shall be paid in a lump sum cash payment to you on the next regularly scheduled payroll date (but no later than thirty (30) days) following the Projected Separation Date, subject to your execution and non-revocation of the Company’s standard release of claims. In order to receive the Transaction Bonus, you must remain employed by the Company in your current role and as a full-time employee through the Projected Separation Date. However, if the Company terminates your employment without Cause prior to the Projected Separation Date, the Company will pay you the Transaction Bonus on the next regularly scheduled payroll date (but no later than thirty (30) days) following your termination date; provided, that you must execute and not revoke the Company’s standard release of claims.

The definition of Cause shall be consistent with the definition contained in the Change in Control and Severance Agreement between you and the Company (the “CICSA”).

In addition to the Transaction Bonus, the Company will pay you an additional three hundred thousand dollars ($300,000.00) (the “Additional Bonus”). The Additional Bonus will be paid to you no later than February 15, 2025, subject to your execution and non-revocation of the Company’s standard release of claims.

On the Projected Separation Date your employment with the Company will terminate and this termination will qualify as a termination without Cause in connection with a Change in Control and you will be eligible for those benefits outlined in the CICSA. Immediately following your termination of employment, you will become a consultant to the Company pursuant to the terms outlined in the Consulting Agreement attached as Exhibit A hereto.

HashiCorp, Inc.

We look forward to continuing to work with you.

Sincerely,

/s/ Dave McJannet
Dave McJannet
Chief Executive Officer

Accepted:

/s/ Susan St. Ledger
Susan St. Ledger

Exhibit A

Consulting Agreement